UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 16, 2013

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QUALSTAR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

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California (State or other Jurisdiction of Incorporation or Organization)	000-30083 (Commission File Number)	95-3927330 (I.R.S. Employer Identification No.)

3990-B Heritage Oak Court

Simi Valley, CA 93063

(Address of principal executive offices) (Zip Code)

(805) 583-7744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act CFR 240.17R 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Officer

On August 21, 2013, Qualstar Corporation (“Qualstar” or the “Company”) issued a press release announcing the elimination of the position of Vice President of Marketing and the termination of the employment of Robert K. Covey, the Company’s Vice President of Marketing, effective August 16, 2013.

A copy of the Press Release is attached hereto as Exhibit 99.1.

Compensation of Interim Chief Executive Officer

On August 19, 2013, the Board, based on the recommendation of the Compensation Committee, agreed to compensate Steven N. Bronson, the Company’s interim Chief Executive Officer, with, among other things, an annual salary of $200,000 per year commencing on July 3, 2013, the date of Mr. Bronson’s appointment. Mr. Bronson’s employment agreement is in the process of being prepared and upon execution will be filed as an Exhibit.

Item 8.01. Other Events.

On August 19, 2013, the Board agreed to reimburse BKF Capital Group, Inc. for its documented expenses actually incurred in connection with the Special Meeting of Shareholders held on June 20, 2012 in the amount of $199,033.56, and the Annual Meeting of Shareholders held on June 28, 2013 in the amount of $162,008.86, both of which brought about a positive change and benefit for the Company. The Board also agreed to reimburse BKF Capital Group, Inc. for its documented expenses of $39,019.37 actually incurred in connection with proposed derivative litigation to prevent the prior board of directors from paying Lawrence Firestone a severance package in excess of $1,000,000 prior to the installation of the newly elected Board, which was for the benefit of the Company.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description
99.1	Press release issued by Qualstar Corporation on August 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALSTAR CORPORATION

Dated: August 21, 2013	By:	/s/ Steven N. Bronson
Name: Steven N. Bronson
Title: Interim Chief Executive Officer and President